Exhibit 99.1

Dreams, Inc. Announces Financial Results For Fourth Quarter & Calendar Year 2008

Fourth Quarter Revenue Steady at $35.4 Million

2008 Revenue Increased 10.3% to $82 Million

PLANTATION, Fla.—(BUSINESS WIRE)—Dreams, Inc. (NYSE AMEX:DRJ) announced its financial results for the fourth quarter and twelve months ended December 31, 2008. For the quarter ended December 31, 2008, revenues were consistent with $35.4 million, compared to $36.5 million generated in the same quarter last year. For the year ended December 31, 2008, revenues increased 10.3% to a record $82 million, compared to $74.2 million for the twelve months ended December 31, 2007.

Chief Executive Officer Ross Tannenbaum commented, “Both the velocity and depth of the economy’s downward spiral in the final months of 2008, caused us to fall below our projected revenues for the important holiday quarter. This forced our expense and revenue ratios out of balance, yielding our first annual loss in four years. Nevertheless, facing the worst retail environment in a generation, we delivered consistent sales of $35.4 million with a seven figure profit for the fourth quarter and double-digit revenue growth for the year.

“For the fourth quarter this year, net profits were $1.4 million, versus a net profit of $2.6 million for the fourth quarter last year. For the calendar year 2008, net losses were $1.6 million, versus a net profit of $519,000 in 2007.

“Moving into 2009, scalability is essential. We have taken a more conservative approach by slashing several millions of dollars in over-head costs with the re-structuring of many of our store and warehouse rents, a 22% reduction in our work-force, management and employee wage reductions, and a reduction in forecasted capital expenditures. The results of these and other corporate savings initiatives will have impact beginning in our second quarter. Overall, 2009 will be a year of consolidation,” concluded Tannenbaum.

For the fourth quarter this year, our wholesale revenues were down 36% to $5.3 million, from $8.3 million in the same period last year. However, retail revenues for the fourth quarter were up 7% to $30.0 million, from $28.0 million in the same period last year. The growth came from on-line retail led by our flagship brand, fansedge.com and the addition of premier web syndication clients to our growing portfolio. E-commerce will continue to be our main area of focus.

For the year, wholesale revenues were constant at $23 million for both twelve month periods ended December 31, 2008 and December 31, 2007. Net revenues reported, after elimination of intercompany sales, were also constant at $18 million for the same twelve month periods ended December 31, 2008 and December 31, 2007. Retail revenues increased 15.3% to $63.3 million during the twelve months ended December 31, 2008, from $54.9 million during the same period ended December 31, 2007. Again, this increase was attributed to the continuing growth the Company is experiencing with its on-line properties, specifically, their web syndication services and the early success of our FansEdge stores. The Internet division contributed $46.9 million for the twelve months ended December 31, 2008 of the retail sales, up 19.9% from $39.2 million for the same period last year. The Field of Dreams and FansEdge stores generated the $16.4 million balance of the twelve months ended December 31, 2008 retail revenues. During the same period in 2007, our Stores generated $16 million in sales.

“We are currently out of compliance with certain financial covenants and are working with our Bank to determine a course of action to remedy the situation. This situation along with our financial results for the year, were the catalysts for our independent public accounting firm to insert a going concern opinion into our form 10-K.”

Consolidated Statement of Operations for the Quarter ended December 31, 2008 and December 31, 2007.

(Dollars in thousands, except share and earnings per share amounts)

	12/31/08	12/31/07
Revenues:
Manufacturing/Distribution	$5,343	$8,289
Retail	29,875	27,926
Other	186	301

Total revenues	$35,404	$36,516

Expenses:
Cost of sales – manufacturing/distribution	$1,963	$4,611
Cost of sales – retail	17,290	16,063
Operating expenses	13,847	10,711
Depreciation and amortization	442	385

Total expenses	$33,542	$31,770

Income from operations	$1,862	$4,746

Interest (expense), net	(280)	(277)

Other (expense) / income	49	(8)

Income before income taxes	$1,631	$4,461

Income tax expense	181	1,831

Net income	$1,450	$2,630

Basic and diluted income per share	$0.04	$0.07

Weighted average shares outstanding	37,545,576	37,328,962

Consolidated Statements of Operations for the Year Ended December 31, 2008, and the Year Ended December 31, 2007.

(Dollars in Thousands, except share and earnings per share amounts)

	Year ended December 31, 2008	Year ended December 31, 2007
Revenues:
Manufacturing/Distribution	$18,116	$18,191
Retail	63,320	54,971
Other	546	1,107

Total revenues	81,982	74,269

Expenses:
Cost of sales – manufacturing/distribution	9,348	10,518
Cost of sales – retail	35,368	31,317
Operating expenses	37,925	29,595
Depreciation and amortization	1,347	1,121

Total expenses	83,988	72,551

(Loss) Income from operations	(2,006)	1,718

Interest (expense), net	(926)	(829)

Other (expense)	(55)	(152)

(Loss) Income before income taxes	(2,987)	737

Income tax benefit/(expense)	1,373	(218)

Net (loss) income	$(1,614)	$519

Basic and diluted (loss) income per share	$(0.04)	$0.02

Weighted average shares outstanding	37,545,576	37,328,962

DREAMS, INC. trades on the NYSE AMEX Exchange under the symbol “DRJ”.

For more information on Dreams, Inc. and its subsidiaries, please visit: www.dreamscorp.com.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services. Past performance is not indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

Contacts

Dreams, Inc., Plantation

Investor Relations:

David M. Greene, Senior Vice-President, 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

or

Public Relations:

Boardroom Communications

Caren Berg or Jennifer Clarin, 954-370-8999

Fax: 954-370-8892

caren@boardroompr.com or jclarin@boardroompr.com

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